Exhibit 23

                                                         Baum & Company, P.A.
                                                           4310 Sheridan St.
                                                          Hollywood, FL 33021

March 18, 2002

Tidelands Oil & Gas Corporation
13330 Leopard St.
Corpus Christi, TX 78410

Re:      Tidelands Oil & Gas Corporation
         S-8 Registration Statement
         Commission File No. 0-29613

Dear Sirs:

We consent to the use of our report dated March 18, 2002 on our Report of Financial Statements of Tidelands Oil & Gas Corporation as of December 31, 2001 and to all references in this firm included in the Form 10-KSB for the period ending December 31, 2001 incorporated by reference in the Form S-8 Registration Statement of Tidelands Oil & Gas Corporation.




Joel S. Baum, C.P.A.
Baum & Company, P.A.
Certified Public Accountants
Hollywood, Florida